EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 033-54057, 333-02315, 333-28007, 333-34623, 333-34621, 333-92193, 333-113647, 333-131638, 333-133928, 333-142853, 333-151285, 333-173904, 333-178492, 333-186444, 333-188941 and 333-204084, each on Form S-8 and Registration Statement Nos. 333-55995 and 333-183864 on Form S-3 of our reports dated February 28, 2019, relating to the consolidated financial statements and financial statement schedule of Sotheby’s and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 28, 2019